Exhibit 99.1

First National Corporation Reports First Quarter 2020 Net Income

STRASBURG, Va., April 29, 2020 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC) reported unaudited consolidated net income of $1.7 million, or $0.34 per diluted share, for the first quarter of 2020, which resulted in a return on average assets of 0.85% and a return on average equity of 8.72%. This was a $556 thousand, or 25%, decrease compared to net income for the first quarter of 2019, which totaled $2.3 million or $0.46 per diluted share, and a return on average assets of 1.21% and a return on average equity of 13.47%.

Highlights for the first quarter of 2020:

•	Provision for loan losses totaled $900 thousand, compared to no provision in Q1 2019
•	Cash and unencumbered securities totaled $133.4 million, or 16% of assets
•	Nonperforming assets decreased to 0.19% of assets
•	Loans increased $30.8 million, or 6%
•	Deposits increased $36.4 million, or 5%
•	Shareholders’ equity increased 13%, or $8.8 million
•	Wealth management revenue increased 20%, or $88 thousand
•	The Company’s banking subsidiary, First Bank (the “Bank”) exceeded all regulatory well-capitalized metrics

“Over the last month, our team of associates has demonstrated an incredible commitment to their customers, their communities, and one another,” said Scott Harvard, president and chief executive officer of First National. Harvard continued, “As the world was being turned upside down by the health crisis, our teammates overcame their own anxieties to support our neighbors and small businesses across our footprint. It has been so heartening to witness their dedication as financial first responders, working overtime to deliver payroll protection funds to small businesses, providing access to deposit accounts via changing delivery channels and reassuring customers, all while supporting their families and each other. We talk often about First Bank being a people business that depends on each employee’s powerful actions to enhance the customer experience. Those actions are occurring daily at First Bank, making all of us proud of how we serve our customers and communities.

“We were pleased with the financial performance of the Company in the first quarter. Expenses were under control while net interest income and noninterest income both improved over the first quarter of 2019. During this crisis, we have earned additional new business through our actions on behalf of small businesses. Looking forward, our team is focused on efficiently and effectively managing programs designed to relieve financial pressure on customers while mitigating what we expect to be increasing credit risk within the loan portfolio. We expect significant pressure on several sectors, including the hospitality and health care industries, which have been constrained by the Virginia governor’s stay at home order and the public’s adoption of social distancing. We are fortunate the Bank’s deposits are built on relationships, on-balance sheet and off-balance sheet liquidity is substantial, and capital levels exceed all regulatory thresholds to be considered well-capitalized.”

COVID-19 PANDEMIC UPDATE

In March 2020, the Bank activated its Pandemic Plan and began taking actions to protect the health of its employees and customers, while continuing to deliver essential banking services to small businesses and individuals. This has been accomplished by limiting access to banking offices and delivering a majority of its services through branch drive throughs, ATMs and mobile banking platforms. Approximately 40% of our employees have been working remotely, while social-distancing and split-shifts have been created for those employees working in the Bank’s facilities. Virtually all meetings are held using audio and/or video conference capabilities. The Company scheduled its annual meeting of shareholders in a virtual meeting online format.

The Company suspended future stock repurchases under its $5.0 million stock repurchase program due to the economic uncertainty caused by the pandemic. The stock repurchase program was previously announced in December 2019. During the first quarter of 2020, the Company repurchased and retired 129,035 shares at an average price paid per share of $16.05, for a total of $2.1 million. The Company will continue to update its enterprise risk assessment and capital plan as the operating environment develops. The Bank was considered well capitalized at March 31, 2020.

In response to the unknown impact of the pandemic on the economy and customers, the Bank implemented a loan payment deferral program for individual and business customers. Customers with favorable risk ratings and payment histories have been given the opportunity to defer monthly payments for 90 days. Approximately 27% of the Bank’s loan balances have participated in the program. There are no program fees and no late payment fees charged during the deferral period for participating loan customers. Interest income continues to accrue to the Bank during the deferral period.

In an effort to support local small businesses and non-profit organizations, the Bank is participating as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) and began accepting loan applications in April. In the first round of funding, the Bank obtained approval of 91% of the 330 loan applications it received prior to the end of funding on April 16, 2020, which totaled $52.1 million. The Bank continues to accept applications for processing in the second round of funding which was approved and signed into law on April 24, 2020. The Bank did not recognize any revenue related to the program during the first quarter of 2020.

In light of the significant increase in unemployment claims and the stress on businesses from stay at home orders, the Bank has been monitoring liquidity on a daily basis. The Bank believes it has sufficient liquidity to meet demand from its customers with on-balance sheet liquidity with cash and unencumbered securities of $133.4 million, or 16% of assets at March 31, 2020, as well as $176.9 million, or 22% of assets, of off-balance sheet liquidity that was available overnight through secured funding sources. All loans originated by the Bank under the PPP are expected to be pledged to the Federal Reserve’s new Paycheck Protection Program Liquidity Facility (“PPPLF”). The Bank plans to borrow funds from the PPPLF to fund PPP loans as needed at an interest rate of 0.35%.

The Bank anticipates the pandemic will have an unfavorable impact on the financial condition of its customers, and as a result, has begun the process of identifying the related credit risk within its loan portfolio with the goal of mitigating the risk and minimizing potential loan charge-offs. We expect significant pressure on several sectors of the loan portfolio, including hospitality, retail shopping and health care. Those sectors comprise approximately 8%, 5% and 4% of the loan portfolio, respectively. The magnitude of the potential decline in the Bank’s loan quality will likely depend on the length and extent that the Bank’s customers experience business interruptions from the pandemic.

The Bank considered the impact of the pandemic on the loan portfolio while determining an appropriate allowance for loan losses, and as a result, recorded a provision for loan losses of $900 thousand for the first quarter of 2020, compared to no provision for loan losses in the first quarter of the prior year. The higher provision for loan losses was primarily attributable to an increase in the general reserve component of the allowance for loan losses. The general reserve was increased through the adjustment of qualitative factors based on recent unfavorable changes in economic indicators, which contributed to the majority of the increase in the provision for loan losses.

BALANCE SHEET

Total assets of First National increased $41.3 million, or 5%, to $816.4 million at March 31, 2020, compared to $775.1 million at March 31, 2019. Total securities increased $5.2 million, or 4%, and loans, net of the allowance for loan losses, increased $30.8 million, or 6%. The Bank increased its cash balances near the end of the first quarter in anticipation of increased demand for cash from its customers expecting to receive stimulus checks as a result of the CARES Act, which was recently signed into law. As a result, cash and due from banks increased $19.7 million, while interest-bearing deposits in banks decreased $14.3 million.

Total deposits increased $36.4 million, or 5%, to $720.6 million at March 31, 2020, compared to $684.2 million at March 31, 2019. Noninterest-bearing demand deposits increased $8.4 million, or 4%, and savings and interest-bearing demand deposits increased $29.9 million, or 8%, while time deposits decreased $1.9 million, or 2%.

Shareholders’ equity increased $8.8 million, or 13%, to $78.5 million at March 31, 2020, compared to one year ago, primarily from a $7.1 million increase in retained earnings and a $3.4 million increase in accumulated other comprehensive income (loss). These increases were partially offset by $1.8 million decrease in common stock and surplus, which resulted from stock repurchases in the first quarter of 2020 under the Company’s stock repurchase plan.

ANALYSIS OF THE THREE-MONTH PERIOD

Net interest income increased $127 thousand, or 2%, to $7.0 million for the first quarter of 2020, compared to the same period of 2019. The increase resulted from a 6% increase in average earning assets, which was partially offset by a 20 basis point decrease in the net interest margin. Growth in average earning assets was led by a $30.2 million increase in average loans, net of the allowance for loan losses, followed by a $16.2 million increase in average interest-bearing deposits in banks. The decrease in the net interest margin resulted from a 23 basis point decrease in the yield on average earning assets, which was partially offset by a 3 basis point decrease in interest expense as a percent of average earning assets.

The lower yield on average earning assets was attributable to a 17 basis point decrease in the yield on loans, a 21 basis point decrease on securities, and an 87 basis point decrease on interest-bearing deposits in banks, which were all impacted by lower market rates. The decrease in interest expense as a percentage of average earning assets was attributable to lower interest rates paid on deposits and junior subordinated debt, which were also impacted by lower market rates. The decrease in cost of interest-bearing checking accounts, money market accounts and junior subordinated debt totaled 26 basis points, 10 basis points and 94 basis points, respectively.

Noninterest income increased $114 thousand, or 6%, to $2.1 million, compared to the same period of 2019. The increase was primarily attributable to an $88 thousand, or 20%, increase in wealth management fees, and a $32 thousand, or 18% increase in fees for other customer services. The increase in wealth management fees resulted primarily from higher balances of assets under management during the first quarter of 2020 compared to the same period one year ago. Assets under management increased as a result of new business relationships and from growth in the market values of existing accounts. Fees for other customer services increased due to revenue earned on letter of credit fees.

Noninterest expense increased $46 thousand, or 1%, to $6.1 million, compared to the same period one year ago. The increase was primarily attributable to a $146 thousand, or 4%, increase in salaries and employee benefits, which was partially offset by a $39 thousand, or 57%, decrease in FDIC assessment, and a $50 thousand, or 8%, decrease in other operating expense. FDIC assessment expense was lower compared to the same period one year ago due to credits that were fully utilized during the first quarter of 2020. Other operating expense decreased from lower education and training costs, debit card losses, and loan servicing fees on purchased loans.

ASSET QUALITY/LOAN LOSS PROVISION

Provision for loan losses totaled $900 thousand for the first quarter of 2020, compared to no provision for loan losses for the same period of 2019. The increase in provision for loan losses was primarily attributable to an increase in the general reserve component of the allowance for loan losses. The general reserve component of the allowance for loan losses was increased through the adjustment of qualitative factors based on recent changes in economic indicators and contributed approximately $700 thousand of the higher provision for loan losses. Net charge offs totaled $250 thousand for the first quarter of 2020, compared to $63 thousand for the first quarter of 2019.  Net charge-offs also contributed to the increased provision for loan losses.

Nonperforming assets totaled $1.5 million, or 0.19% of total assets at March 31, 2020, compared to $1.9 million, or 0.25% of total assets, one year ago. The allowance for loan losses totaled $5.6 million, or 0.96% of total loans, and $4.9 million, or 0.90% of total loans, at March 31, 2020 and 2019, respectively.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
shavard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Income Statement
Interest income
Interest and fees on loans	$7,203	$7,333	$7,429	$7,200	$6,996
Interest on deposits in banks	118	163	97	133	110
Interest on securities
Taxable interest	670	627	645	696	737
Tax-exempt interest	151	156	157	159	156
Dividends	26	27	26	26	24
Total interest income	$8,168	$8,306	$8,354	$8,214	$8,023
Interest expense
Interest on deposits	$962	$1,042	$1,089	$1,051	$922
Interest on federal funds purchased	—	—	1	—	—
Interest on subordinated debt	90	91	90	90	89
Interest on junior subordinated debt	90	98	103	108	111
Interest on other borrowings	—	—	—	—	2
Total interest expense	$1,142	$1,231	$1,283	$1,249	$1,124
Net interest income	$7,026	$7,075	$7,071	$6,965	$6,899
Provision for loan losses	900	250	—	200	—
Net interest income after provision for loan losses	$6,126	$6,825	$7,071	$6,765	$6,899
Noninterest income
Service charges on deposit accounts	$681	$753	$757	$715	$701
ATM and check card fees	519	654	586	573	517
Wealth management fees	525	496	477	458	437
Fees for other customer services	207	181	177	153	175
Income from bank owned life insurance	115	123	131	99	103
Net gains (losses) on securities	—	1	—	—	—
Net gains on sale of loans	31	89	34	25	22
Other operating income	21	44	29	12	30
Total noninterest income	$2,099	$2,341	$2,191	$2,035	$1,985
Noninterest expense
Salaries and employee benefits	$3,589	$3,193	$3,556	$3,375	$3,443
Occupancy	402	415	398	401	438
Equipment	410	406	410	409	420
Marketing	106	128	143	239	141
Supplies	89	88	86	91	73
Legal and professional fees	279	311	231	303	241
ATM and check card expense	245	231	225	225	216
FDIC assessment	30	(53)	(6)	35	69
Bank franchise tax	153	136	136	136	130
Data processing expense	184	179	174	179	173
Amortization expense	52	61	71	80	90
Other real estate owned expense (income), net	—	1	—	—	—
Net losses (gains) on disposal of premises and equipment	(9)	14	—	—	—
Other operating expense	614	694	762	757	664
Total noninterest expense	$6,144	$5,804	$6,186	$6,230	$6,098
Income before income taxes	$2,081	$3,362	$3,076	$2,570	$2,786
Income tax expense	376	646	583	484	525
Net income	$1,705	$2,716	$2,493	$2,086	$2,261

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Common Share and Per Common Share Data
Net income, basic	$0.34	$0.55	$0.50	$0.42	$0.46
Weighted average shares, basic	4,950,887	4,968,574	4,966,641	4,963,737	4,960,264
Net income, diluted	$0.34	$0.55	$0.50	$0.42	$0.46
Weighted average shares, diluted	4,955,970	4,972,535	4,969,126	4,965,822	4,964,134
Shares outstanding at period end	4,849,692	4,969,716	4,968,277	4,964,824	4,963,487
Tangible book value at period end	$16.17	$15.50	$15.11	$14.60	$13.97
Cash dividends	$0.11	$0.09	$0.09	$0.09	$0.09

Key Performance Ratios
Return on average assets	0.85%	1.36%	1.27%	1.08%	1.21%
Return on average equity	8.72%	14.10%	13.31%	11.76%	13.47%
Net interest margin	3.77%	3.79%	3.87%	3.88%	3.97%
Efficiency ratio (1)	66.50%	60.50%	65.65%	67.94%	67.23%

Average Balances
Average assets	$806,609	$795,391	$780,376	$773,574	$757,910
Average earning assets	755,173	745,721	730,865	724,909	709,690
Average shareholders’ equity	78,659	76,424	74,291	71,124	68,089

Asset Quality
Loan charge-offs	$328	$281	$156	$219	$228
Loan recoveries	78	53	73	68	165
Net charge-offs	250	228	83	151	63
Non-accrual loans	1,522	1,459	1,566	1,775	1,915
Other real estate owned, net	—	—	—	—	—
Nonperforming assets	1,522	1,459	1,566	1,775	1,915
Loans 30 to 89 days past due, accruing	2,901	2,372	902	792	1,002
Loans over 90 days past due, accruing	86	97	113	19	133
Troubled debt restructurings, accruing	—	—	—	—	259
Special mention loans	6,058	6,069	1,458	2,610	1,910
Substandard loans, accruing	4,368	3,410	3,758	2,825	3,132

Capital Ratios (2)
Total capital	$86,849	$85,439	$83,591	$82,078	$80,780
Tier 1 capital	81,265	80,505	78,679	77,083	75,834
Common equity tier 1 capital	81,265	80,505	78,679	77,083	75,834
Total capital to risk-weighted assets	14.98%	14.84%	14.57%	14.24%	14.49%
Tier 1 capital to risk-weighted assets	14.02%	13.99%	13.71%	13.37%	13.60%
Common equity tier 1 capital to risk-weighted assets	14.02%	13.99%	13.71%	13.37%	13.60%
Leverage ratio	10.08%	10.13%	10.09%	9.96%	10.01%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Balance Sheet
Cash and due from banks	$30,551	$9,675	$11,885	$12,354	$10,862
Interest-bearing deposits in banks	17,539	36,110	18,488	10,716	31,833
Securities available for sale, at fair value	128,660	120,983	114,568	119,510	121,202
Securities held to maturity, at amortized cost	17,086	17,627	18,222	18,828	19,489
Restricted securities, at cost	1,848	1,806	1,806	1,701	1,701
Loans held for sale	621	167	1,098	675	200
Loans, net of allowance for loan losses	576,283	569,412	566,341	569,959	545,529
Premises and equipment, net	19,619	19,747	19,946	20,182	20,282
Accrued interest receivable	2,124	2,065	2,053	2,163	2,143
Bank owned life insurance	17,562	17,447	17,324	17,193	17,094
Core deposit intangibles, net	118	170	231	302	382
Other assets	4,401	4,839	5,231	4,801	4,361
Total assets	$816,412	$800,048	$777,193	$778,384	$775,078

Noninterest-bearing demand deposits	$197,662	$189,623	$189,797	$186,553	$189,261
Savings and interest-bearing demand deposits	407,555	399,255	376,047	385,399	377,673
Time deposits	115,410	117,564	119,777	117,863	117,290
Total deposits	$720,627	$706,442	$685,621	$689,815	$684,224
Other borrowings	—	—	—	—	5,000
Subordinated debt	4,987	4,983	4,978	4,974	4,969
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	3,001	2,125	1,999	1,507	1,878
Total liabilities	$737,894	$722,829	$701,877	$705,575	$705,350

Preferred stock	$—	$—	$—	$—	$—
Common stock	6,062	6,212	6,210	6,206	6,204
Surplus	5,899	7,700	7,648	7,566	7,515
Retained earnings	63,741	62,583	60,314	58,268	56,629
Accumulated other comprehensive income (loss), net	2,816	724	1,144	769	(620)
Total shareholders’ equity	$78,518	$77,219	$75,316	$72,809	$69,728
Total liabilities and shareholders’ equity	$816,412	$800,048	$777,193	$778,384	$775,078

Loan Data
Mortgage loans on real estate:
Construction and land development	$40,279	$43,164	$45,193	$46,281	$48,948
Secured by farmland	888	900	916	855	883
Secured by 1-4 family residential	230,980	229,438	226,828	225,820	217,527
Other real estate loans	240,486	235,655	232,151	236,515	220,513
Loans to farmers (except those secured by real estate)	1,221	1,423	1,461	1,006	806
Commercial and industrial loans (except those secured by real estate)	54,287	48,730	49,096	48,347	45,239
Consumer installment loans	9,505	10,400	11,040	11,572	11,890
Deposit overdrafts	238	374	263	208	204
All other loans	3,983	4,262	4,305	4,350	4,465
Total loans	$581,867	$574,346	$571,253	$574,954	$550,475
Allowance for loan losses	(5,584)	(4,934)	(4,912)	(4,995)	(4,946)
Loans, net	$576,283	$569,412	$566,341	$569,959	$545,529

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$7,203	$7,333	$7,429	$7,200	$6,996
Interest income – investments and other	965	973	925	1,014	1,027
Interest expense – deposits	(962)	(1,042)	(1,089)	(1,051)	(922)
Interest expense – federal funds purchased	—	—	(1)	—	—
Interest expense – subordinated debt	(90)	(91)	(90)	(90)	(89)
Interest expense – junior subordinated debt	(90)	(98)	(103)	(108)	(111)
Interest expense – other borrowings	—	—	—	—	(2)
Total net interest income	$7,026	$7,075	$7,071	$6,965	$6,899
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$10	$10	$9	$10	$11
Tax benefit realized on non-taxable interest income – municipal securities	40	41	43	42	41
Total tax benefit realized on non-taxable interest income	$50	$51	$52	$52	$52
Total tax-equivalent net interest income	$7,076	$7,126	$7,123	$7,017	$6,951

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.